EXHIBIT 99.2

CEL-SCI CORPORATION                                             NEWS

8229 Boone Boulevard, Suite 802                          COMPANY CONTACT:
Vienna, VA  22182.  USA                                  Gavin de Windt
Telephone (703) 506-9460                                 CEL-SCI Corporation
 www.cel-sci.com                                         (703) 506-9460

             CEL-SCI Corporation Prices $10 Million Public Offering
                     of Common Stock and Six-Month Warrants

Vienna, VA, April 14, 2014 - CEL-SCI Corporation (NYSE MKT: CVM), a late-stage oncology company, today announced that it has priced a "best efforts" underwritten public offering of units of common stock and warrants at a price of $1.40 per unit for gross proceeds of approximately $10 million, prior to deducting underwriting commissions and offering expenses of the Company. Each unit consists of one share of common stock and 0.25 warrant to purchase one share of common stock. The common stock and warrants will separate immediately. The warrants are immediately exercisable, expire October 17, 2014 and have an exercise price of $1.58. The offering is expected to close on or about April 17, 2014, subject to the satisfaction of customary closing conditions.

CEL-SCI intends to use the net proceeds of the offering for its Phase III clinical trial, other research and development, and general and administrative expenses.

Dawson James Securities, Inc. and Laidlaw & Company (UK) Ltd. are acting as joint book-running managers and underwriters for the proposed offering.

A shelf registration statement and accompanying base prospectus on Form S-3 relating to the securities was filed with the Securities and Exchange Commission and is effective. The offering may be made only by means of a prospectus, copies of which may be obtained, when available, from the offices of Laidlaw & Company
(UK)  Ltd.,  546 Fifth  Avenue,  5th  Floor,  New York,  NY,  10036,  telephone:
212-953-4900, or from Dawson James Securities, 1 North Federal Highway, Suite 500, Boca Raton, FL 33432, telephone: 561-391-5555.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About CEL-SCI Corporation

CEL-SCI is dedicated to research and development directed at improving the treatment of cancer and other diseases by utilizing the immune system, the body's natural defense system. Its lead investigational therapy is Multikine (Leukocyte Interleukin, Injection), currently being studied in a pivotal global Phase III clinical trial. CEL-SCI is also investigating an immunotherapy (LEAPS-H1N1-DC) as a possible treatment for H1N1 hospitalized patients and as a vaccine (CEL-2000) for Rheumatoid Arthritis (currently in preclinical testing) using its LEAPS technology platform. The investigational immunotherapy LEAPS-H1N1-DC treatment involves non-changing regions of H1N1 Pandemic Flu, Avian Flu (H5N1), and the Spanish Flu, as CEL-SCI scientists are very concerned about the possible emergence of a new more virulent hybrid virus through the combination of H1N1 and Avian Flu, or maybe Spanish Flu. The Company has operations in Vienna, Virginia, and in/near Baltimore, Maryland.

For more information, please visit www.cel-sci.com.

* Multikine is the trademark that CEL-SCI has registered for this investigational therapy, and this proprietary name is subject to FDA review in connection with our future anticipated regulatory submission for approval. Multikine has not been licensed or approvedfor sale, barter or exchangeby the FDA or any other regulatory agency. Similarly, its safety or efficacy has not been established for any use. Moreover, no definitive conclusions can be drawn from the early-phase, clinical-trials data involving the investigational therapy Multikine (Leukocyte Interleukin, Injection). Further research is required, and early-phase clinical trial results must be confirmed in the well-controlled, Phase III clinical trial of this investigational therapy that is currently in progress.

Safe Harbor Statement

When used in this release, the words "intends," "believes," "anticipated" and "expects" and similar expressions are intended to identify forward-looking statements. Forward-looking statements include, without limitation, the company's ability to complete the proposed public offering of its common stock and warrants described above. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.